Exhibit 15.3
Letter of KPMG to the Securities and Exchange Commission

Securities and Exchange Commission	Our ref	KL/AKMY/10058040/1000/05
100 F Street, N.E.
Washington, DC 20549	Contact	Alice Yip
(852) 2978 8152
June 30, 2010
We were previously principal accountants for Qiao Xing Mobile Communication Co., Ltd. and, under the date of June 25, 2008, we reported on the consolidated financial statements of Qiao Xing Mobile Communication Co., Ltd. as of December 31, 2007 and 2006 and for the period from January 1, 2006 through November 30, 2006, the period from November 30, 2006 through December 31, 2006 and the year ended December 31, 2007. On September 11, 2008, we were dismissed.
We have read Qiao Xing Mobile Communication Co., Ltd.’s statements included under Item 16F of its annual report on Form 20-F for the fiscal year ended December 31, 2009, and we agree with such statements contained therein as they related to KPMG, except that we are not in a position to agree or disagree with the statements that:
1)	on September 11, 2008, Qiao Xing Mobile Communication Co., Ltd. board of directors, on the recommendation of its audit committee, approved the appointment of Grobstein Horwath & Company LLP to serve as independent registered public accounting firm for Qiao Xing Mobile Communication Co., Ltd.;
2)	with regards to any consultations with Grobstein, Horwath & Company LLP;
3)	the personnel of Grobstein, Horwath & Company LLP joined Crowe Horwath LLP, resulting in the resignation of Grobstein, Horwath & Company LLP as the independent registered public accounting firm of Qiao Xing Mobile Communication Co., Ltd.; and
4)	on January 12, 2009, the board of directors of Qiao Xing Mobile Communication Co., Ltd. appointed Crowe Horwath LLP as the new independent registered public accounting firm.
Yours faithfully,
/s/ KPMG